UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   (X) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Mary Lee Sparks
        2438 Campbell Road, N.W.
        Albuquerque, New Mexico 87104
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        March 2000

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below)
        (x) Other (specify below)

        Until March 10, 2000:  Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person


               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                                                        6.  Owner-
                                                                                       5. Amount of        ship
                     2. Trans-                                                          Securities         Form:      7.  Nature of
        1.  Title      action                          4.  Securities Acquired         Beneficially     Direct (D)       Indirect
            of          Date           3. Trans-               (A) or                  Owned at End       or In-        Beneficial
        Security      (Month /       action Code           Disposed of (D)               of Month       direct (I)       Ownership
       (Instr. 3)    Day/Year)        (Instr. 8)         (Instr. 3, 4 and 5)         (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ----------    ----------       ----------       -----------------------       ----------------    ---------     ------------

                                   Code      V       Amount   (A)or(D)       Price
                                   ----      -      -------   --------     -------
      Class A       03/01/00          M                 500       A         $12.25                         D (1)
      Common
      Stock

                    03/01/00          S                 500       D          93.13                         D (1)

                    03/08/00          M                 500       A          12.25                         D (1)

                    03/08/00          S                 500       D          95.00                         D (1)

                    03/09/00          M                 500       A          12.25                         D (1)

                    03/09/00          S                 500       D         101.00             6,600       D (1)

                    03/01/00          S               1,875       D          93.58                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of John
                                                                                                                     Woodruff Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/06/00          S                 312       D          86.50                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of John
                                                                                                                     Woodruff Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/07/00          S               5,313       D          88.58                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of John
                                                                                                                     Woodruff Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990



                                                                                                        6.  Owner-
                                                                                       5. Amount of        ship
                     2. Trans-                                                          Securities         Form:      7.  Nature of
        1.  Title      action                          4.  Securities Acquired         Beneficially     Direct (D)       Indirect
            of          Date           3. Trans-               (A) or                  Owned at End       or In-        Beneficial
        Security      (Month /       action Code           Disposed of (D)               of Month       direct (I)       Ownership
       (Instr. 3)    Day/Year)        (Instr. 8)         (Instr. 3, 4 and 5)         (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ----------    ----------       ----------       -----------------------       ----------------    ---------     ------------

                                   Code      V       Amount   (A)or(D)       Price
                                   ----      -      -------   --------     -------
                    03/08/00          S              18,437       D         $97.43                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of John
                                                                                                                     Woodruff Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/09/00          S               2,813       D         103.00                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of John
                                                                                                                     Woodruff Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/10/00          S               7,500       D         105.56                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of John
                                                                                                                     Woodruff Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/17/00          S               1,875       D          90.50                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of John
                                                                                                                     Woodruff Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990



                                                                                                        6.  Owner-
                                                                                       5. Amount of        ship
                     2. Trans-                                                          Securities         Form:      7.  Nature of
        1.  Title      action                          4.  Securities Acquired         Beneficially     Direct (D)       Indirect
            of          Date           3. Trans-               (A) or                  Owned at End       or In-        Beneficial
        Security      (Month /       action Code           Disposed of (D)               of Month       direct (I)       Ownership
       (Instr. 3)    Day/Year)        (Instr. 8)         (Instr. 3, 4 and 5)         (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ----------    ----------       ----------       -----------------------       ----------------    ---------     ------------

                                   Code      V       Amount   (A)or(D)       Price
                                   ----      -      -------   --------     -------
                    03/23/00          S               2,187       D          91.00                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of John
                                                                                                                     Woodruff Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/24/00          S               1,563       D          92.13          33,739 (2)       I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of John
                                                                                                                     Woodruff Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/01/00          S               1,875       D         $93.58                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of Anne
                                                                                                                     Romayne Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/06/00          S                 313       D          86.50                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of Anne
                                                                                                                     Romayne Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990


                                                                                                        6.  Owner-
                                                                                       5. Amount of        ship
                     2. Trans-                                                          Securities         Form:      7.  Nature of
        1.  Title      action                          4.  Securities Acquired         Beneficially     Direct (D)       Indirect
            of          Date           3. Trans-               (A) or                  Owned at End       or In-        Beneficial
        Security      (Month /       action Code           Disposed of (D)               of Month       direct (I)       Ownership
       (Instr. 3)    Day/Year)        (Instr. 8)         (Instr. 3, 4 and 5)         (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ----------    ----------       ----------       -----------------------       ----------------    ---------     ------------

                                   Code      V       Amount   (A)or(D)       Price
                                   ----      -      -------   --------     -------
                    03/07/00          S               5,312       D          88.58                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of Anne
                                                                                                                     Romayne Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/08/00          S              18,438       D          97.43                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of Anne
                                                                                                                     Romayne Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/09/00          S               2,812       D         103.00                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of Anne
                                                                                                                     Romayne Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/10/00          S               7,500       D         105.56                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of Anne
                                                                                                                     Romayne Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990


                                                                                                        6.  Owner-
                                                                                       5. Amount of        ship
                     2. Trans-                                                          Securities         Form:      7.  Nature of
        1.  Title      action                          4.  Securities Acquired         Beneficially     Direct (D)       Indirect
            of          Date           3. Trans-               (A) or                  Owned at End       or In-        Beneficial
        Security      (Month /       action Code           Disposed of (D)               of Month       direct (I)       Ownership
       (Instr. 3)    Day/Year)        (Instr. 8)         (Instr. 3, 4 and 5)         (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ----------    ----------       ----------       -----------------------       ----------------    ---------     ------------

                                   Code      V       Amount   (A)or(D)       Price
                                   ----      -      -------   --------     -------
                    03/17/00          S               1,875       D          90.50                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of Anne
                                                                                                                     Romayne Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/23/00          S               2,187       D         $91.00                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of Anne
                                                                                                                     Romayne Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/24/00          S               1,563       D          92.13          33,739 (2)       I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of Anne
                                                                                                                     Romayne Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/01/00          S               1,875       D          93.58                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990


                                                                                                        6.  Owner-
                                                                                       5. Amount of        ship
                     2. Trans-                                                          Securities         Form:      7.  Nature of
        1.  Title      action                          4.  Securities Acquired         Beneficially     Direct (D)       Indirect
            of          Date           3. Trans-               (A) or                  Owned at End       or In-        Beneficial
        Security      (Month /       action Code           Disposed of (D)               of Month       direct (I)       Ownership
       (Instr. 3)    Day/Year)        (Instr. 8)         (Instr. 3, 4 and 5)         (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ----------    ----------       ----------       -----------------------       ----------------    ---------     ------------

                                   Code      V       Amount   (A)or(D)       Price
                                   ----      -      -------   --------     -------
                    03/06/00          S                 312       D          86.50                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                    03/07/00          S               5,313       D          88.58                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                    03/08/00          S              18,437       D          97.43                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                    03/09/00          S               2,813       D         103.00                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990


                                                                                                        6.  Owner-
                                                                                       5. Amount of        ship
                     2. Trans-                                                          Securities         Form:      7.  Nature of
        1.  Title      action                          4.  Securities Acquired         Beneficially     Direct (D)       Indirect
            of          Date           3. Trans-               (A) or                  Owned at End       or In-        Beneficial
        Security      (Month /       action Code           Disposed of (D)               of Month       direct (I)       Ownership
       (Instr. 3)    Day/Year)        (Instr. 8)         (Instr. 3, 4 and 5)         (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ----------    ----------       ----------       -----------------------       ----------------    ---------     ------------

                                   Code      V       Amount   (A)or(D)       Price
                                   ----      -      -------   --------     -------
                    03/10/00          S               7,500       D        $105.56                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                    03/17/00          S               1,875       D          90.50                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                    03/23/00          S               2,188       D          91.00                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990

                    03/24/00          S               1,562       D          92.13          33,739 (2)       I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Barbara Lee
                                                                                                                     Sparks dated
                                                                                                                     April 20, 1990


                                                                                                        6.  Owner-
                                                                                       5. Amount of        ship
                     2. Trans-                                                          Securities         Form:      7.  Nature of
        1.  Title      action                          4.  Securities Acquired         Beneficially     Direct (D)       Indirect
            of          Date           3. Trans-               (A) or                  Owned at End       or In-        Beneficial
        Security      (Month /       action Code           Disposed of (D)               of Month       direct (I)       Ownership
       (Instr. 3)    Day/Year)        (Instr. 8)         (Instr. 3, 4 and 5)         (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ----------    ----------       ----------       -----------------------       ----------------    ---------     ------------

                                   Code      V       Amount   (A)or(D)       Price
                                   ----      -      -------   --------     -------
                    03/01/00          S               1,875       D          93.58                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/06/00          S                 313       D          86.50                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/07/00          S               5,312       D          88.58                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/08/00          S              18,438       D         $97.43                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990


                                                                                                        6.  Owner-
                                                                                       5. Amount of        ship
                     2. Trans-                                                          Securities         Form:      7.  Nature of
        1.  Title      action                          4.  Securities Acquired         Beneficially     Direct (D)       Indirect
            of          Date           3. Trans-               (A) or                  Owned at End       or In-        Beneficial
        Security      (Month /       action Code           Disposed of (D)               of Month       direct (I)       Ownership
       (Instr. 3)    Day/Year)        (Instr. 8)         (Instr. 3, 4 and 5)         (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ----------    ----------       ----------       -----------------------       ----------------    ---------     ------------

                                   Code      V       Amount   (A)or(D)       Price
                                   ----      -      -------   --------     -------
                    03/09/00          S               2,812       D         103.00                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/10/00          S               7,500       D         105.56                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/17/00          S               1,875       D          90.50                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                    03/23/00          S               2,188       D          91.00                           I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990


                                                                                                        6.  Owner-
                                                                                       5. Amount of        ship
                     2. Trans-                                                          Securities         Form:      7.  Nature of
        1.  Title      action                          4.  Securities Acquired         Beneficially     Direct (D)       Indirect
            of          Date           3. Trans-               (A) or                  Owned at End       or In-        Beneficial
        Security      (Month /       action Code           Disposed of (D)               of Month       direct (I)       Ownership
       (Instr. 3)    Day/Year)        (Instr. 8)         (Instr. 3, 4 and 5)         (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ----------    ----------       ----------       -----------------------       ----------------    ---------     ------------

                                   Code      V       Amount   (A)or(D)       Price
                                   ----      -      -------   --------     -------
                    03/24/00          S               1,562       D          92.13          33,739 (2)       I       By Mary Lee
                                                                                                                     Sparks 1990
                                                                                                                     Personal Income
                                                                                                                     Trust for the
                                                                                                                     Benefit of
                                                                                                                     Christina
                                                                                                                     Louise Sparks
                                                                                                                     dated April 20,
                                                                                                                     1990

                                                                                             393,356         D

                                                                                             664,418         I       By Trust
                                                                                                                     Agreement dated
                                                                                                                     May 13, 1978
                                                                                                                     f/b/o Mary Lee
                                                                                                                     Sparks




                Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)


                                                                                                            10.
                                                                                                    9.     Owner-
                                                  5.                                              Number    ship
                     2.                         Number                                              of    Form of
                   Conver-                    of Deriv-                                            Deri-  Deriva-
                    sion                        ative         6.                                  vative    tive     11.
                     or                         Secur-       Date                           8.    Securi-  Secur-  Nature
          1.        Exer-                       ities        Exer-             7.         Price    ties     ity:   of In-
         Title      cise                       Acquired     cisable          Title          of    Benefi-  Direct  direct
          of        Price  3. Trans-    4.      (A) or        and             and        Deriva-  cially    (D)     Bene-
        Deriva-      of     action    Trans-   Disposed     Expir-         Amount of       tive  Owned at  or In-  ficial
         tive       Deri-    Date     action    of (D)       ation         Underlying     Secur-  End of   direct  Owner-
        Secur-     vative   (Month/    Code    (Instr.       Date          Securities      ity     Month    (I)     ship
          ity      Secur-    Day/     (Instr.     3,        (Month/        (Instr. 3     (Instr.  (Instr. (Instr.  (Instr.
      (Instr. 3)     ity     Year)      8)     4 and 5)   Day/ Year)         and 4)         5)      4)       4)      4)
       --------    -------  -------   -------  --------   ----------       ---------     ------- -------- -------  -------

                                                         Date   Expir-          Amount or
                                                         Exer-  ation           Number of
                                     Code  V   A    D   cisable  Date    Title  Shares
                                     ----  -   -     -  ------- ------   -----  ---------
     Employee       12.25  03/01/00   M            500    (1)  9/24/07  Class A                                 D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy) (1)

     Employee       12.25  03/08/00   M            500    (1)  9/24/07  Class A                                 D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy) (1)

     Employee       12.25  03/09/00   M            500    (1)  9/24/07  Class A                     31,500      D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy) (1)

     Employee       12.125                                (2)           Class A                      7,500      D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy) (2)

     Employee       14.875                                (3)           Class A                      7,500      D
     Stock Option                                                       Common
     (right to                                                          Stock
     buy) (3)





   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by the other joint filer.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        (2) Effective February 6, 2000, Mary Lee Sparks was delegated investment and voting powers for shares held by this trust.



        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (1) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.

        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.

   SIGNATURE OF REPORTING PERSON:



   Mary Lee Sparks
   Individually and as trustee of
   the Mary Lee Sparks Trust, dated
   May 13, 1978
   By:  Steven L. Grissom
        Attorney in Fact

   Dated: April __, 2000

                           JOINT FILER INFORMATION

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: March 2000

   Signature: Steven L. Grissom


                           JOINT FILER INFORMATION

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: March 2000


   Signature: Steven L. Grissom
              As trustee of the
              Personal Income Trusts